UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)	November 17, 2010

CHUGACH ELECTRIC ASSOCIATION, INC.
(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska		99518
(Address of Principal’s Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 17, 2010, Chugach replaced the $300 million unsecured Credit Agreement executed on October 10, 2008, which was due to expire on October 10, 2011.  The Credit Agreement is used to back Chugach’s Commercial Paper program.  The 2010 Credit Agreement with National Rural Utilities Cooperative Finance Corporation (NRUCFC), Bank of America, N.A., KeyBank National Association, JPMorgan Chase Bank, N.A., Bank of Montreal, CoBank, ACB, Goldman Sachs Bank USA, Bank of Taiwan, Los Angeles Branch and Chang Hwa Commercial Bank, Ltd., Los Angeles Branch, will expire on November 17, 2013.  The 2010 Credit Agreement was priced with an all-in drawn spread of LIBOR plus 150 basis points, along with a 25.0 basis points facility fee (based on an A-/A3 unsecured debt rating).

On November 18, 2010, Chugach received commitments from investors to sell $90,000,000 of First Mortgage Bonds, 2011 Series A, and $185,000,000 of First Mortgage Bonds, 2011 Series B, for the purpose of repaying indebtedness and for general corporate purposes.  The 2011 Series A Bonds will mature on March 15, 2031, and will bear interest at 4.20% per annum.  The 2011 Series B Bonds will mature on March 31, 2041, and will bear interest at 4.75% per annum.  Interest will be paid each March 15 and September 15, commencing on September 15, 2011.  In addition, the Bonds will pay principal in equal installments on an annual basis beginning March 15, 2012, resulting in an average life of approximately 10 and 15.5 years on the 2011 Series A and Series B Bonds, respectively.  When issued, the bonds will be secured, ranking equally with all other long-term obligations, by a first lien on substantially all of Chugach assets.  On the effective date of the Second Amended and Restated Indenture of Trust (the “Indenture”), which Chugach expects to occur during the first quarter of 2011, Chugach’s currently outstanding unsecured bonds due 2011 and 2012, and its currently outstanding debt to CoBank, ACB, will become secured under the Indenture.  The bonds will be callable and are expected to be issued on January 13, 2011, subject to normal closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 18, 2010	CHUGACH ELECTRIC ASSOCIATION, INC.

	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer